Exhibit 5.1

                                  July 23, 1996



Woodroast Systems, Inc.
10250 Valley View Road, Suite 145
Eden Prairie, MN   55344-3542

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 filed by Woodroast Systems, Inc. (the "Company") with the Securities and Exchange Commission on July 23, 1996, relating to a public offering of 425,200 Redeemable Class A Warrants (the "Warrants"), to be offered by certain holders of Warrants, please be advised that as special counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purpose of this opinion, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Warrants have been duly authorized by the Company and constitute binding obligations of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                                     Very truly yours,

                                                     LINDQUIST & VENNUM P.L.L.P.